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                                                                     EXHIBIT 5.1

March 7, 2000

ITXC Corp.
600 College Road East
Princeton, New Jersey 08540

Dear Sirs:

In connection with the pending registration under the Securities Act of 1933, as amended (the "Act"), of the shares of common stock of ITXC Corp., a Delaware corporation (the "Company"), offered for sale by the Company (the "Company Shares") and by the selling stockholders (the "Selling Stockholder Shares" and, collectively with the Company Shares, the "Shares")) pursuant to the registration statement described below, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that (a) the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable and (b) when the Company's Registration Statement on Form S-1 (No. 333-96343) has become effective under the Act, the terms of the Company Shares and of their issue and sale have been duly established in conformity with the Company's certificate of incorporation and the Company Shares have been issued and sold as contemplated in such Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included within such Registration Statement.

Very truly yours,


LOWENSTEIN SANDLER  PC